Exhibit 10.1

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 14th day of September 2015, and effective as of September 8, 2015 (the “Effective Date”), by and between Globus Medical, Inc., a Delaware corporation with its principal office in Montgomery County, Pennsylvania (the “Company”), and David M. Demski, a resident of Pennsylvania (“Employee”), hereinafter collectively referred to as “the Parties”.
WITNESSETH:
WHEREAS, Employee is currently employed by the Company in the position of President and Chief Operating Officer and also currently serves as a member of the Company’s Board of Directors; and
WHEREAS, Employee and the Company desire that Employee transition into the position of Group President, Emerging Technologies of the Company; and
WHEREAS, Employee and the Company are parties to that certain Amended and Restated Agreement, effective as of July 23, 2007, which includes and incorporates an Intellectual Property Assignment Agreement, effective as July 19, 2007 (the “Existing Agreement”); and
WHEREAS, in connection with the change in Employee’s position and duties with the Company, the Parties desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between the Company and Employee;
NOW, THEREFORE, in consideration of the mutual promises in this Agreement, and other good and valuable consideration, including but not limited to the continued employment of Employee by the Company in his new capacity and the compensation received by Employee from the Company from time to time, and in particular the severance benefits provided to Employee hereunder, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.     EMPLOYMENT. The Company hereby employs Employee as the Company’s Group President, Emerging Technologies, and Employee hereby accepts such employment, as of the Effective Date upon the terms and conditions hereinafter set forth.
2.     EXISTING AGREEMENT; EXCLUSIVE SERVICES; CONFLICTS OF INTEREST.
(a)    Except as expressly modified in this Agreement, the parties agree that the Existing Agreement shall remain in full force and effect and the parties hereto agree to be bound by each provision thereof. The terms and provisions of the Existing Agreement are incorporated herein by reference and part of this Agreement.
(b)    Employee agrees that during the Term of the Agreement he will not (i) be employed by, work or consult for, or otherwise perform services for any other person, company or entity, or (ii) serve on the board of directors of any entity that engages in any business that competes with or represents a conflict with the business of the Company as determined in the discretion of the Chief Executive Officer or his designee.
3.     COMPENSATION. During the Term (as defined in Section 4) of this Agreement, Employee’s compensation shall be determined and paid as follows.
(a)    BASE SALARY. Employee shall receive as compensation an initial base salary (the “Base Salary”) at the rate of $347,898 annually, which annual rate may be increased during Employee’s employment from time to time in the sole discretion of the Company. The Base Salary shall be paid on the Company’s regularly scheduled paydays, less federal, state and local payroll taxes and other withholdings legally required or properly requested by Employee, in accordance with the Company’s regular payroll practices and procedures.
(b)    INCENTIVE BONUS. For the 2015 fiscal year, Employee shall receive the bonus earned by him under the Company’s annual non-equity incentive program for such year (based on the Company’s revenue performance as compared to its target and the payout percentage established for 2015). Subject to the Company’s financial ability, Employee shall be eligible to receive a bonus by meeting certain Company and individual performance targets, which performance and bonus amount shall be determined from time to time in the sole discretion of the Company. The incentive bonus, less federal, state and local payroll taxes and other withholdings legally required or properly requested by Employee, shall be paid in accordance with the Company’s payroll practices and procedures applicable to the payment of incentive bonuses to employees.
(c)    VACATION. Employee shall be entitled to four (4) weeks of paid vacation per calendar year, to be accrued and used in accordance with the Company’s vacation policy.
(d)    BENEFITS. Employee shall be eligible to participate in such other benefits as are provided generally from time to time to all other employees of the Company. Such benefits will be provided and administered in accordance with the terms of any such benefit plans. All Company benefits are subject to termination or amendment by the Company without advance notice to or consent from Employee.
(e)    BUSINESS EXPENSES. The Company will pay all reasonable expenses incurred by Employee directly related to conduct of the business of the Company, including a monthly car allowance in the amount of $650.00, provided that Employee complies with the policies for reimbursement or advance of business expenses established by the Company. Employee will also receive the usual and customary benefits allotted to Company employees including, but not limited to, mobile phone service and laptop computer.
4.     TERM; TERMINATION.
(a)    The term (“Term”) of this Agreement shall begin on the Effective Date and shall continue until terminated in accordance with the provisions of this Section 4. The Parties acknowledge and agree that Employee’s employment with the Company is, and shall remain at all times, “employment at-will”. This Agreement, and Employee’s employment hereunder, may be terminated at any time by either Employee or the Company, for any or no reason, by delivery of written or oral notice to the other Party. In addition, this Agreement and Employee’s employment hereunder shall immediately terminate without notice in the event of (i) death of Employee, or (ii) Employee’s inability, due to a disability, to perform the essential functions of his job, with or without a reasonable accommodation, for a period of sixty (60) continuous days. Such termination shall not prejudice any benefits payable to Employee or Employee’s beneficiaries that are fully vested or accrued as of the date of death or disability.
(b)     TERMINATION BY THE COMPANY FOR CAUSE. Notwithstanding the generality of the foregoing, termination of this Agreement and Employee’s employment hereunder shall be “for Cause” in the event of any of the following:
(i)     Any material breach of the terms of this Agreement or the Existing Agreement by Employee which breach, if curable, is not cured within fifteen (15) days after written notice of such breach has been given to Employee; or
(ii)     The failure of Employee to comply with the policies and/or directives of the Company and/or Board of Directors which failure, if curable, is not cured within fifteen (15) days after written notice of such failure has been given to Employee; or
(iii)     Any act of gross negligence or willful misconduct with respect to the Company, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of his employment; or
(iv)     Any failure by Employee to fully disclose any material conflict of interest he may have with the Company in a transaction involving the Company which conflict is materially detrimental to the interest of the Company; or
(v)     Any adverse act or omission that would be required to be disclosed pursuant to securities laws or that would limit the ability of the Company or any entity affiliated with the Company to sell securities under any federal or state law or that would disqualify the Company or any affiliated entity from any exemption otherwise available to it, all of which are deemed for purposes of this Agreement to be materially detrimental to the interests and well-being of the Company.
(c)    RESIGNATION AS OFFICER AND DIRECTOR. It is understood that if Employee has been, or at any time hereafter is, appointed to the Board of Directors of the Company, upon termination of this Agreement and Employee’s employment hereunder for any reason, unless otherwise agree between the Company and Employee, Employee shall also be deemed to have resigned as a member, if applicable at such time, of the Company’s

Board of Directors, as well as any and all positions Employee may hold as an officer of the Company.
5.     PAYMENTS ON TERMINATION. Upon termination of this Agreement and Employee’s employment hereunder for any reason, all salary and benefits accrued and unreimbursed expenses due as of the date of termination shall be paid to Employee on the Company’s next regular payday. In addition, except for a termination “for Cause” pursuant to Subsection 4(b), Employee shall be entitled to receive the following severance benefits upon any termination of this Agreement and Employee’s employment hereunder, subject to the terms and conditions of this Agreement:
(i)    continuation of his then-effective Base Salary for a period of twelve (12) months from the date of termination; plus
(ii)    the incentive bonus that Employee would have received pursuant to Subsection 3(b) for the fiscal year in which the termination occurs had such termination not, in fact, occurred.
(c)    TIMING OF SEVERANCE PAYMENTS. Any severance payments made pursuant to Subsections 5(a) or 5(b) that are intended to be the continuation of Employee’s Base Salary shall be paid in accordance with the Company’s payroll practices. Any such severance payment that is intended to represent Employee’s incentive bonus shall be paid as and when the Company pays similar bonuses to its employees generally, but in no event later than March 15th of the year following the year of termination.
(d)    RELEASE. Notwithstanding the foregoing, the severance benefits described in this Section are conditioned on Employee’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 60th day following the effective date of his cessation of employment, of a general release of claims against the Company substantially in the form attached hereto as Exhibit A (the “Release”). Subject to Subsection 5(e) below, the severance benefits described in the preceding paragraph will be begin to be paid or provided as soon as administratively practicable after the Release becomes irrevocable, provided that if the 60-day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.
(e)    SECTION 409A. Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Subsection 5(a) or 5(b) hereof will be payable until Employee has a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Employee upon or following his “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Employee’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Employee in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment. Notwithstanding anything in this Agreement to the contrary, distributions may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption.
6.     WITHHOLDING FROM AND OFFSET OF SEVERANCE BENEFITS. The obligation of the Company to make any payment pursuant to Section 5 of this Agreement shall be subject to the following:
(a)     Taxes. The Company shall withhold all applicable federal, state and local taxes and other withholdings as required by relevant law and regulation then in effect including, without limitation FICA and other taxes, or as authorized by you.
(b)     Debts and Liabilities of Employee. The Company may withhold from or offset against its payment(s) to Employee any liabilities or debts of Employee to the Company.
7.     EXISTING AGREEMENT; RESTRICTIVE COVENANTS.
(a)    Employee acknowledges that he remains subject to the Existing Agreement, and the restrictive covenants set forth therein, as modified herein.
(b)    Employee acknowledges that a condition of his receipt of the severance and other benefits set forth herein and his right to retain them is his compliance, including his continued future compliance, with the restrictive covenants and other conditions set forth in Sections 3, 4, and 5 of the Existing Agreement, including the definitions set forth in Section 1 thereof.
(c)    In addition to the restrictive covenants set forth in the Existing Agreement, in consideration of the severance and other benefits set forth herein Employee agrees that from the Effective Date until the first anniversary of the termination of Employee’s employment pursuant to Section 4, Employee will not, directly or indirectly, engage in, represent in any way, or be connected with, any Conflicting Organization (as defined in the Existing Agreement), whether such engagement shall be as an officer, director, owner, employee, partner, affiliate or other participant in any Conflicting Organization.
(d)    Employee acknowledges and agrees that the provisions of the Existing Agreement and this Section 7 are material consideration for the rights and benefits provided by the Company hereunder, including without limitation the severance benefits set forth in Section 5 above, and that upon any breach by Employee of the Existing Agreement or this Section 7, Employee’s rights to the severance benefits set forth in Section 5 shall immediately terminate.

8.     WAIVER. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced. Failure or delay of the Company at any time to insist upon strict compliance with any of the terms, covenants or conditions hereof, or to exercise any of its powers, rights or remedies with respect to any term or provision of this Agreement or any other aspect of Employee’s conduct or employment, shall not be deemed a waiver of such terms, covenants, conditions, powers, rights or remedies, nor shall any waiver or relinquishment of any right or power granted hereunder at any particular time be deemed a waiver or relinquishment of such rights or power at any other time or times.
9.     SEVERABILITY. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Agreement shall in no way affect the validity or enforceability of any other provision (or remaining part thereof) or the enforceability thereof under different circumstances.
10.     GOVERNING LAW; VENUE. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania, without reference to the choice of law or conflict of law provisions of such laws, provided that federal law shall govern copyright, patent and trademark issues. The Parties further agree that the Court of Common Pleas of Montgomery County, Pennsylvania or the United States District Court for the Eastern District of Pennsylvania in Philadelphia, Pennsylvania shall adjudicate any disputes related to this Agreement. The parties hereto consent to the personal jurisdiction of such courts.
11.     NOTICES. Any notice required to be given hereunder shall be sufficient if in writing and sent by certified or registered United States mail, return receipt requested, first-class postage prepaid, in the case of Employee, to the last known address as shown on the Company’s records, and in the case of the Company, to its principal office in the Commonwealth of Pennsylvania.
12.     BENEFIT. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors and permitted assigns. Employee may not assign any of his rights or delegate any of his duties under this Agreement.
13.     ENTIRE AGREEMENT. This Agreement and the Existing Agreement contain the entire agreement and understandings by and between the Company and Employee with respect to the covenants herein and therein described, and no representations, promises, agreements or understandings, written or oral, not herein or therein contained shall be of any force or effect. The Existing Agreement, as modified herein, shall remain in full force and effect following the execution of this Agreement. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the Parties hereto. Employee represents and agrees that he fully understands his right to discuss all aspects of this Agreement with counsel of his choice, that to the extent he desired, he availed himself of this right, that he has carefully read and fully understands the meaning, intent and consequences of all provisions of this entire Agreement, that he is competent to execute this Agreement, that his decision to execute this Agreement has not been obtained by any duress, and that he freely and voluntarily enters into this Agreement.
14.     CAPTIONS. The captions in this Agreement are for convenience only and in no way define, bind or describe the scope or intent of this Agreement.

15.     SURVIVAL. The provisions set forth in Sections 4 through 15 hereof shall survive the termination of this Agreement and any period of applicability stated therein. In addition, the provisions set forth in Section 7 hereof shall also be extended to the extent of any period of time during which the Employee is in violation thereof.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the day and year first above written.

GLOBUS MEDICAL, INC

By:
Name:
Title:

EMPLOYEE

David M. Demski

EXHIBIT A
Form of Release

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SEPARATION AGREEMENT AND GENERAL RELEASE
In consideration of a payment of: (1) __________ representing a severance payment of ________ salary which I will receive from Globus Medical, Inc. (“Globus”) by check (less appropriate payroll taxes and other withholdings that will be withheld); and (2) a bonus for the __________ year, I, David M. Demski, intending to be legally bound by this Separation Agreement and General Release (“Agreement”), hereby release Globus from all claims, demands, actions or liabilities I may have against Globus of whatever kind, known or unknown, including but not limited to those which arise out of or are related to my employment with Globus or the separation or termination of that employment. I agree that this also releases from liability Globus’ subsidiaries, successors, operating units, assigns, affiliates, related corporations and entities, and all of their present and future partners, principals, shareholders, employees, officers, directors, agents, attorneys, divisions, and any person or entity which can be held jointly and severally liable with any of them (hereinafter, “those associated with Globus”).
I agree that I have voluntarily executed this release on my own behalf, and also on behalf of any heirs, agents and representatives that I may have now or in the future. I knowingly and voluntarily waive any and all claims under any and all laws which provide legal restrictions on Globus’ or the rights of those associated with Globus to terminate my employment or to affect the terms and conditions of my employment, including but not limited to claims under any federal, state, or other governmental statute, regulation or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991; (2) the Americans With Disabilities Act; (3) the Pennsylvania Human Relations Act; (4) the Age Discrimination in Employment Act (“ADEA”); (5) the Older Workers Benefit Protection Act; (6) The Family and Medical Leave Act (“FMLA”); (7) Sections 1981 through 1988 of Title 42 of the United States Code; (8) the Employee Retirement Income Security Act of 1974 (“ERISA”); (9) the federal Food Drug and Cosmetic Act; (10) the Occupational Safety and Health Act; (11) all other federal, state or local laws of a similar nature to any of the foregoing enumerated laws and any amendments to the foregoing statutes.
I also waive any other common law or statutory claims against Globus and those associated with Globus, including but not limited to any claim for personal injury, wrongful discharge, public policy, negligence, infliction of emotional distress, whistleblower, retaliation, negligent hiring or retention, or any form of tort, whether negligent, reckless or intentional, or any claims based on theories of contract, including any claims for legal fees or costs, or any other form of action.
I understand that I am not waiving any rights or claims under the ADEA that may arise after the date this waiver is executed, but does waive any claims pertaining to my separation from employment as provided for by this Agreement. I also understand that I am not waiving any rights or claims which cannot legally be waived by this Agreement, including without limitation, unemployment compensation claims, workers’ compensation claims or the ability to file certain administrative claims.
I understand that nothing in this Agreement shall interfere with my right to file a charge with, cooperate with, or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement

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agency. However, I agree that, with the exception of unemployment and worker’s compensation claims, the consideration provided to me in this Agreement shall be the sole relief provided for the claims that are released by me herein and I understand that I will not be entitled to recover and agree to waive any monetary benefits or economic recovery or equitable relief recovery against Globus or those associated with Globus in connection with any such claim, charge or proceeding without regard to who has brought such complaint or charge.
Subject to all of the foregoing, this Agreement shall operate as a general release of any and all claims to the fullest extent of applicable law.
I further acknowledge and agree that:
1.     The payment as described above constitutes consideration for this release, in that it is a payment or other accommodation to which I would not have been entitled under any Globus policy, procedure or plan had I not signed this release.
2.     As of the date set forth below, payment has been made in full for all hours worked and that I am not owed or entitled to any additional compensation in the form of salary, wages, overtime, vacation pay, fringe benefits or otherwise, related to any employment with Globus or those associated with Globus.
3.     I have been given the opportunity to take a period of at least twenty-one (21) days to consider this release (“Consideration Period”), I have not been pressured or coerced to waive this Consideration Period, and I have been given the opportunity to discuss it with counsel of my choice.
4.     I have carefully read this release, have had a reasonable time to review it, and have signed it voluntarily, without coercion and with knowledge of the nature and consequences thereof.
5.     This release does not waive any claims I may have which arise after the date I sign this release.
6.     I have not relied on any representations or promises of any kind made to me in connection with my voluntary decision to sign this release except for those set forth in this release.
7.     I will keep the terms of this release, including the payment and accommodations made hereunder, in strict confidence, and will not make public or disclose the terms or payment to any person except for my spouse, my attorneys or accountants or governmental authorities as may be required by law.
8.     I shall not make or publish any statement (orally or in writing) or instigate, assist or participate in the making or publication of any statement which shall tend to disparage or demean Globus, or any of its present or former employees, officers and directors.
9.     If Globus receives any requests for references concerning my employment, Globus will only disclose my position and dates of employment.

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10.     I agree not to seek employment or be employed with Globus or those associated with Globus, and forever waive and relinquish all rights to assert any claim for recall, reemployment, or tenure with Globus or those associated with Globus. I agree that Globus and those associated with Globus need not accept or consider any application for employment from me, may deny employment to me based upon this provision, and I hereby release Globus and those associated with Globus from any liability for failure to hire or rehire me in the future. If I should apply for employment or reemployment with Globus or those associated with Globus in the future, this Agreement shall constitute my irrevocable request that such application be withdrawn and not considered and, if already hired, shall constitute my irrevocable resignation.
11.     I agree I will never institute or be a party to a claim of any kind against Globus or those associated with Globus regarding the subject matter of this release. If I violate this release by instituting a claim against Globus or those associated with Globus, I agree I will pay all costs Globus or those associated with Globus incur in defending against the claim, including reasonable attorneys’ fees.
12.     I agree to timely pay any taxes due on sums paid pursuant to this Agreement and hereby indemnify and holds harmless Globus for any taxes and penalties assessed on account of sums paid pursuant to this Agreement.
13.     I understand that the sums paid pursuant to this Agreement will not be included in compensation for purposes of calculating the benefits to which I am entitled under any 401(k), pension or other retirement plan.
14.     I agree to execute any documents and to take any other actions necessary to implement the terms of this Agreement.
15.     I understand that this Agreement sets forth the terms of the entire agreement between me and Globus concerning my employment and separation from employment and extinguish the terms of any other agreement between the parties; provided, however, that the provisions of the No Competition and Non-Disclosure Agreement that I signed as an employee of Globus shall remain in full force and effect. I am not entitled to any benefit or consideration not set forth in this Agreement nor shall I be entitled to any duplication of the consideration or benefits described in this Agreement.
16.     I understand that no oral statement of any person whatsoever shall in any manner or degree modify or otherwise affect the terms and provisions of this Agreement. To the extent the terms of this Agreement and any other agreement conflict, the terms of this Agreement shall govern and supercede such inconsistent terms.
17.     I understand and agree that if, after 60 days from receipt of this Agreement, I do not sign and return it to Globus, that the terms and conditions of this offer shall expire at Globus’ discretion and without any further notice to me.
I understand this Agreement is not effective or enforceable for seven (7) days after I sign it, and I may revoke it during that time (“Revocation Period”). I have not been pressured or coerced to waive this Revocation Period. To revoke, I agree to return the full amount of any check I received

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from Globus under this Release, together with a written notice of revocation addressed to Kelly G. Huller, Esquire, Vice President, Legal, Globus Medical, Inc., 2560 General Armistead Avenue, Audubon, PA 19403. I understand and agree that this must be done before the conclusion of the seventh day after I sign the release; that if Ms. Huller does not receive a written revocation and the sum stated above by the end of the seven day period, this release will become fully enforceable at that time; and that revocation of this release does not alter or affect the termination of my employment with Globus.
In case any part of this release shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This release shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
I understand and agree to this Agreement, have had the opportunity to review it with counsel, and have signed it freely and voluntarily.

David M. Demski	Date

Witness (print name)	Witness (signature)

Reviewed and agreed to on behalf of Globus Medical, Inc.:

By:
Name:
Title:

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